EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated September 24, 2004, accompanying the consolidated financial statements and schedule included in the Annual Report of ProsoftTraining on Form 10-K for the years ended July 31, 2004 and 2003. We hereby consent to the incorporation by reference of said report in the registration statements of ProsoftTraining on Form S-3 (File Nos. 333-40982, 333-30336, 333-35249, 333-28993, 333-11247, 333-53000, 333-57764, 333-64196, 333-76984 and 333-119339) and on Form S-8 (File Nos. 333-19477, 333-67425, 333-51360, 333-53472 and 333-81310).

/s/    GRANT THORNTON LLP

Phoenix, Arizona

September 24, 2004